Putnam Growth Opportunities Fund, July 31, 2006, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended July 31, 2006, Putnam Management has
assumed $12,580 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

Additional Information About Minimum Required Investment - Item
61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72DD1 		Class A 3,602
		Class B 207
		Class C 21

72DD2		Class M 38
		Class R 1
		Class Y 90

73A1		Class A 0.117
		Class B 0.007
		Class C 0.008

74A2		Class M 0.041
		Class R 0.118
		Class Y 0.155

74U1		Class A 27,228
		Class B 21,827
		Class C 2,155

74U2		Class M 759
		Class R 5
		Class Y 560

74V1		Class A 12.99
		Class B 12.24
		Class C 12.40

74V2		Class M 12.48
		Class R 12.88
		Class Y 13.22


Additional Information About Errors and Omissions Policy--Item 85B


While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.